UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2003

Chateau Communities, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12496	38-3132038
(State or Other Jurisdiction of Formation)	(Commission File Number)	(IRS Employer Identification Number)

6160 South Syracuse Way, Greenwood Village, Colorado 80111
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 741-3707

N/A
(Former Name of Former Address, if Changed Since Last Report)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

On September 3, 2003, a putative class action complaint was filed on behalf of the stockholders of Chateau Communities, Inc. (the “Company”) in the Circuit Court for Baltimore City, Maryland against the Company and members of the Company’s Board of Directors in connection with the proposed merger (the “Merger”) between the Company and a wholly owned subsidiary of Hometown America, L.L.C. (“Hometown”) pursuant to the Merger Agreement, dated as of May 29, 2003 (the “Merger Agreement”) among the Company, CP Limited Partnership, ROC Communities, Inc., Hometown and Hometown America Holdings, L.L.C. The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties by failing to maximize shareholder value, creating deterrents to third-party offers (including by agreeing to pay a termination fee to Hometown in certain circumstances under the Merger Agreement) and failing to provide shareholders with information necessary for them to make a fully informed decision about the Merger (including by failing to include certain information in the proxy statement filed by the Company for the approval of the Merger Agreement, including certain information concerning the Company’s financial results, the Company’s financial projections, certain aspects of the analysis of the Company’s financial advisor, and certain information concerning negotiations with third parties). Among other things, the complaint seeks class action status, a court order enjoining the consummation of any shareholder meeting to vote on the Merger, a court order striking certain provisions in the Merger Agreement that provide for a termination fee to be paid by Chateau to Hometown in certain circumstances and the payment of attorney’s fees. The Company believes that the allegations are without merit and intends to vigorously defend this action.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements—None.

(b) Pro Forma Financial Information—None.

(c) Exhibits—None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2003	CHATEAU COMMUNITIES, INC.

	By:	/S/ TAMARA D. FISCHER

	Name:	Tamara D. Fischer
	Title:	Chief Financial Officer

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